Filed Pursuant to Rule 424(b)(3)
Registration No. 333-232425

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 5 DATED AUGUST 5, 2021
TO THE PROSPECTUS DATED APRIL 23, 2021

This document supplements, and should be read in conjunction with, our prospectus dated April 23, 2021, as supplemented by Supplement No. 1 dated May 6, 2021, Supplement No. 2 dated May 14, 2021, Supplement No. 3 dated June 4, 2021 and Supplement No. 4 dated July 8, 2021. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•our daily net asset value, or NAV, per share for our common stock for the month of July 2021; and
•updates on the impact of COVID-19 on our operations.

Historical NAV per Share

The following table sets forth the NAV per share for the Class A, Class I, Class T, Class D, Class M-I, Class T2 and Class N shares of our common stock on each business day for the month of July 2021. There were no Class S shares of our common stock outstanding during this period.

Date	NAV per Class A Share	NAV per Class I Share	NAV per Class T Share	NAV per Class D Share*	NAV per Class M-I Share	NAV per Class T2 Share	NAV per Class N Share**
July 1, 2021	$15.16	$15.25	$15.20	$15.24	$15.24	$15.19	$15.19
July 2, 2021	$15.17	$15.26	$15.21	$15.25	$15.25	$15.20	$15.20
July 6, 2021	$15.19	$15.28	$15.23	$15.27	$15.26	$15.21	$15.22
July 7, 2021	$15.19	$15.28	$15.23	$15.27	$15.27	$15.21	$15.22
July 8, 2021	$15.19	$15.28	$15.23	$15.27	$15.27	$15.21	$15.22
July 9, 2021	$15.22	$15.31	$15.26	$15.30	$15.29	$15.24	$15.25
July 12, 2021	$15.23	$15.32	$15.27	$15.32	$15.31	$15.26	$15.27
July 13, 2021	$15.21	$15.30	$15.25	$15.29	$15.29	$15.23	$15.25
July 14, 2021	$15.23	$15.32	$15.27	$15.31	$15.30	$15.25	$15.26
July 15, 2021	$15.23	$15.32	$15.27	$15.31	$15.31	$15.25	$15.27
July 16, 2021	$15.24	$15.32	$15.27	$15.32	$15.31	$15.25	$15.27
July 19, 2021	$15.21	$15.30	$15.25	$15.29	$15.28	$15.22	$15.24
July 20, 2021	$15.25	$15.34	$15.29	$15.33	$15.32	$15.26	$15.28
July 21, 2021	$15.25	$15.34	$15.29	$15.33	$15.32	$15.26	$15.28
July 22, 2021	$15.30	$15.39	$15.34	$15.38	$15.37	$15.32	$15.33
July 23, 2021	$15.31	$15.40	$15.35	$15.39	$15.38	$15.33	$15.34
July 26, 2021	$15.31	$15.40	$15.35	$15.39	$15.38	$15.33	$15.34
July 27, 2021	$15.32	$15.41	$15.36	$15.40	$15.39	$15.33	$15.35
July 28, 2021	$15.32	$15.41	$15.36	$15.40	$15.39	$15.33	$15.35
July 29, 2021	$15.32	$15.41	$15.36	$15.40	$15.39	$15.33	$15.35
July 30, 2021	$15.32	$15.41	$15.36	$15.40	$15.39	$15.33	$15.35

*Class D shares are currently being offered pursuant to a private placement offering.
**Class N shares are not available for purchase except through our distribution reinvestment plan.

During July 2021, our NAV per share increased approximately 1.0% - 1.1% for each share class. This increase is primarily attributable to an approximate 0.5% increase in the value of our real estate property portfolio combined with an approximate 5.7% increase in the value of our real estate equity securities portfolio.

Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.

Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined.

Impact of COVID-19

We continue to closely monitor the impact of the coronavirus (COVID-19) pandemic on all aspects of our investments and operations, including how it will impact our tenants and business partners. While we have not incurred significant disruptions in our operations from the coronavirus since it began in March 2020, the extent to which the coronavirus impacts our investments and operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence. For our commercial and residential tenants with whom we agreed to defer past due rent as a result of the COVID-19 pandemic, such deferred rent has been fully paid.